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                                                                    EXHIBIT 23.6

                       CONSENT OF INDEPENDENT ACCOUNTANTS

           We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Clear Channel Communications, Inc. of our report dated 5 March 1998 (except as to the information presented in Note 29 for which the date is 13 August 1998), relating to the consolidated financial statements of More Group Plc as of and for the year ended 31 December 1997. Such consolidated financial statements appear in the Current Report on Form 8-K/A dated 4 September 1998, as amended by the Current Reports on Form 8-K/A filed on 14 January 1999 and 23 February 1999. We also consent to the reference to our firm under the heading "Experts in this Registration Statement".



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Price Waterhouse
Chartered Accountants and Registered Auditors
London, England

3 May 1999